Exhibit 10.1

LSI Corporation
Severance Policy For Executive Officers
Non-Change-in-Control Program

Effective December 1, 2011

Administration.  This Severance Policy (the “Policy”) for executive officers (“Executive Officers”) of LSI Corporation (the “Company”) is effective as of December 1, 2011 (the “Effective Date”) following approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.  This Policy may be amended, revised, revoked or terminated at the Board’s or Committee’s discretion without advance notice to any Participant and without the consent of any Participant. The Committee may take such action as is necessary to interpret, implement and administer this Policy. All determinations of the Committee will be final and binding and given the maximum deference permitted by law.

Eligibility. This Policy applies to Executive Officers (“Participants”) and supersedes and replaces all other policies and plans with respect to severance related to a separation from service that is not upon or preceded by a Change in Control (as defined pursuant to Section 409A) of the Company (a “CIC”).

Qualifying Separation.  A Participant will be deemed to have incurred a “Qualifying Separation” for purposes of this Policy if he or she is involuntarily terminated by the Company from his or her employment without Cause (as defined below) and such termination of employment occurs prior to a CIC.  In order to receive any severance payments or benefits hereunder, a Participant, in connection with his or her Qualifying Separation must execute a separation agreement, including a full release of claims and non-compete, non-solicitation and non-disparagement clauses for the term of the severance period, in a form satisfactory to the Company (such agreement, the “Release”), and such Release must become effective and irrevocable not later than 60 days following termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, a Participant will forfeit any rights to severance payments and benefits under this Policy.

For purposes hereof, references to a Participant’s termination of employment or separation from service means a “separation from service” within the meaning of Section 409A. A Qualifying Separation specifically excludes termination of employment due to Cause, death or disability or termination for any reason by a Participant.

For purposes hereof, “Cause” shall mean a Participant’s: (i) material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to the Company; or (ii) conduct (including action or failure to act) that is not in the best interest of, or is injurious to, the Company. The determination of whether or not a Participant shall be deemed to have engaged in conduct constituting Cause hereunder shall be made by the members of the Committee in their sole and absolute discretion.

Severance Benefits. A Participant is eligible for the following severance payments and benefits if he or she has a Qualifying Separation and executes a Release which becomes effective and irrevocable by the Release Deadline:
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Cash Payment. For the President and Chief Executive Officer, severance payments in an amount equal, before taxes and withholdings, to 1.5 times the sum of his or her (i) annual base salary as in effect immediately prior to termination of employment (“Base Salary”), and (ii) average annualized cash bonus under the Company’s annual bonus plan for three years’ worth of performance periods ending with the performance period most recently ended prior to termination of employment. For the Executive Vice President and Chief Operating Officer, severance payments in an amount equal, before taxes and withholdings, to 2 times his or her Base Salary; and for all other Participants, severance payments in an amount equal, before taxes and withholdings, to 1.75 times his or her Base Salary.

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Equity Awards. For the President and Chief Executive Officer, with respect to each of his or her then outstanding, unvested time-based (i.e., non-performance) equity awards, the vesting of each such award shall be accelerated to provide (i) monthly vesting since the day immediately following the last annual vesting date, or if no vesting date has occurred, the grant date, up to the date of the Qualifying Separation; and (ii) an additional 18 months’ of vesting with such vesting acceleration to be measured beginning from the day immediately following the Qualifying Separation, in each case with any such awards that have annual time-based installment vesting instead deemed to vest in equal monthly installments at the same overall rate. For all other Participants, no accelerated vesting of any outstanding, unvested equity awards.

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Other Benefits. Reimbursement of COBRA premiums for continued health benefits under the Company’s health plans for 18 months for the President and Chief Executive Officer and for 12 months for all other Participants, in each case following the date employee coverage under such health plans terminates upon or following his or her Qualifying Separation, and provided a Participant timely elects continuation coverage pursuant to COBRA for Participant and/or a Participant’s eligible dependents, within the time period prescribed pursuant to COBRA.

Timing of Cash Payments.  Any cash severance payment (other than COBRA reimbursements) to which a Participant becomes entitled hereunder shall be made in installments either in (i) 12 equal monthly installments (payable on the first regularly scheduled payroll date of the applicable month) commencing with the month following a Participant’s Qualifying Separation, provided that if the Release has not become effective and irrevocable by a scheduled payment date, the payment for such date shall not be paid on that date and instead shall accrue and become payable on the first monthly payment date following the date that the Release becomes effective and irrevocable, or (ii) the maximum amount of equal monthly installments less than 12 (if necessary) (payable on the first regularly scheduled payroll date of the applicable month) commencing with the month following a Participant’s Qualifying Separation, provided that if the Release has not become effective and irrevocable by a scheduled payment date, the payment for such date shall not be paid on that date and instead shall accrue and become payable on the first monthly payment date following the date that the Release becomes effective and irrevocable, in each case (i) and (ii) to ensure that all such payments end on a date that is no later than March 15th of the year following the year after which a Participant’s Qualifying Separation occurred such that any such payment shall come within the “short term deferral” rule of Section 409A.

Section 409A.  Each payment or benefit under this Policy is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  For the avoidance of doubt, it is intended that this Policy and the payment of all benefits hereunder be exempt from the requirements of Section 409A under the "short-term deferral" exemption, or to otherwise comply with the requirements of Section 409A, so that none of the payments and benefits to be provided will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.

Notwithstanding the foregoing, if severance payment or benefits payable hereunder are “deferred compensation” within the meaning of Section 409A, then such severance will be paid on, or, in the case of installments, will not commence until, the 60th day following a Participant’s Qualifying Separation, or, if later, such time as required by the next paragraph, and except as required by the next paragraph, any installment or other payment or benefit accrued during such 60 day period will be paid on the 60th day following a Participant’s Qualifying Separation.

In addition, if severance payments or benefits payable hereunder are “deferred compensation” within the meaning of Section 409A and if a Participant is a “specified employee” within the meaning of Section 409A at the time of a Participant's separation from service, then if and to the extent necessary to avoid additional taxation under Section 409A, any deferred compensation severance payments or benefits payable to a Participant under this Policy or otherwise will not be made until the earlier to occur of (i) the date that is six months and one day following the date of a Participant's separation from service and (ii) the date of a Participant's death, and all subsequent deferred compensation severance will be payable in accordance with the payment schedule applicable to each payment or benefit.

Notwithstanding anything herein to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Participant, to take such actions and make any amendments to this Policy as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any amounts or benefits to a particular Participant.

Definitions. The following words and phrases shall have the following meanings:

“Section 409A” shall mean Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance thereunder from time to time and any applicable state law equivalent, as each may be amended or promulgated from time to time.

“Code” shall mean the Internal Revenue Code of 1986.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any applicable state law equivalent.

Effect on Other Benefits/At Will Status.  All other compensation and benefits shall be governed by the applicable Company plan or agreement.  This Policy is not intended to and does not create an employment relationship for any fixed term.

Integration; Headings.  This Policy is a supplement to, and not replacement of, any acceleration of vesting and/or excercisability provisions contained in any equity award agreement or other agreements of a Participant.  To the extent not amended hereby, each equity award agreement remains in full force and effect.  The headings herein are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Governing Law.  All questions concerning the construction, validation and interpretation of this Policy will be governed by the law of the State of Delaware without regard to its conflict of laws provisions.